Exhibit 4.2

FORM OF NEW GLOBAL NOTE

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO HEREINAFTER.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

ALESTRA, S. DE R.L. DE C.V.

11.750% SENIOR NOTES DUE 2014

No. [—]	Principal Amount U.S.$[—]
as revised by the Schedule of Increases and
Decreases in Global Note attached hereto

CUSIP NO. [—]
ISIN NO. [—]

Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States, promises to pay to Cede & Co., or registered assigns, the principal sum of Two Hundred Million U.S. Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on August 11, 2014.

Interest Payment Dates: February 11 and August 11

Record Dates: February 1 and August 1

Additional provisions of this Note are set forth on the other side of this Note.

ALESTRA, S. DE R.L. DE C.V.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bank of New York Mellon, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
	Authorized Signatory	Date:

REVERSE OF NOTE

1.	Interest

Alestra, S. de R.L. de C.V., a limited liability company with variable capital (sociedad de responsabilidad limitada de capital variable) organized and existing under the laws of the United Mexican States (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually in arrears on each Interest Payment Date of each year, commencing on February 11, 2010. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 11, 2009. The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes shall be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Taxing Authority, unless such withholding or deduction is required by law or by the interpretation or administration thereof. In that event, the Company shall pay to each Holder of the Notes Additional Amounts as provided in the Indenture subject to the limitations set forth in the Indenture.

2.	Method of Payment

Prior to 11:00 a.m. (New York City time) on the Business Day prior to the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in U.S. Dollars.

Payments in respect of Notes represented by a Global Note (including principal and interest) shall be made by the transfer of immediately available funds to the accounts specified by DTC. The Company shall make all payments in respect of a Certificated Note (including principal and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least U.S.$1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account.

3.	Paying Agent and Registrar

Initially, The Bank of New York Mellon (the “Trustee”), shall act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture

The Company originally issued the Notes under an Indenture, dated as of August 11, 2009 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), between the Company and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. Each Holder by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are senior unsecured obligations of the Company. Subject to the conditions set forth in the Indenture and without the consent of the Holders, the Company may issue Additional Notes. All Notes shall be treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on, among other things, the ability of the Company and its Subsidiaries to Incur Additional Indebtedness, make Restricted Payments, incur Liens, make Asset Sales, enter into transactions with Affiliates, or consolidate or merge or transfer or convey all or substantially all of the Company’s and its Subsidiaries’ assets.

5.	Optional Redemption

(a) Optional Make-Whole Redemption. The Company shall have the right, at its option, to redeem the Notes, in whole but not in part, at any time prior to their maturity at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes and (2) the sum of the present value of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case any accrued interest on the principal amount of the Notes to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated or their affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York time on the third Business Day preceding such redemption date.

(b) Optional Redemption Upon Eligible Equity Offerings. At any time, prior to or on August 11, 2012, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Eligible Equity Offerings to redeem up to 35% of the aggregate principal amount of the Outstanding Notes (including any Additional Notes) at a redemption price equal to 111.75% of the principal amount on the redemption date, plus any accrued and unpaid interest to the redemption date; provided that:

(i)	after giving effect to any such redemption at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding; and

(ii)	the Company shall make such redemption not more than 60 days after the consummation of such Eligible Equity Offering.

“Eligible Equity Offering” means the issuance and sale for cash of Qualified Capital Stock of the Company to any Person other than an Affiliate of the Company pursuant to (i) a public offering in accordance with U.S. or Mexican laws, rules and regulations, or (ii) a private offering in accordance with Rule 144A and Regulation S under the Securities Act.

(c) Optional Redemption Upon Tax Event. If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after the Issue Date, the Company would be obligated, after taking all reasonable measures to avoid this requirement, to pay any Additional Amounts in excess of those attributable to a Mexican withholding tax rate of 4.9% with respect to the Notes, then, at the Company’s option, all, but not less than all, of the Notes may be redeemed at any time at a redemption price equal to 100% of the outstanding principal amount, plus any accrued and unpaid interest and any Additional Amounts to the redemption date due thereon up to but not including the date of redemption; provided that (1) no notice of redemption for tax reasons may be given earlier than 60 days prior to the earliest date on which the Company would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Company shall deliver to the Trustee:

(i)	an Officers’ Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred, and

(ii)	an Opinion of Counsel from Mexican legal counsel (which may be the Company’s counsel) of recognized standing to the effect that the Company has or shall become obligated to pay such Additional Amounts as a result of such change or amendment.

This notice, once delivered by the Company to the Trustee, shall be irrevocable.

The Company shall give notice of any redemption at least 30 days (but not more than 60 days) before the redemption date to the Trustee, which shall, in turn, provide notice to Holders of Notes as set forth below.

(d) Optional Redemption Procedures. In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which Notes are listed or if such securities exchange has no requirement governing redemption or the Notes are not then listed on a securities exchange, on a pro rata basis, by lot or by any other method as the Trustee shall deem fair and appropriate. No Notes of a principal amount of U.S.$100,000 or less may be redeemed in part and Notes of a principal amount in excess of U.S.$100,000 may be redeemed in part in multiples of U.S.$1,000 only.

Notice of any redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to Holders of Notes to be redeemed at their respective registered addresses. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed. For so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange require, the Company shall cause notices of redemption to also be published as provided under Section 10.1 of the Indenture. A new Note in a principal amount equal to the unredeemed portion thereof, if any, shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate).

Notes called for redemption shall become due on the date fixed for redemption. The Company shall pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any Notes by the Company, such redeemed Notes shall be cancelled.

6.	Mandatory Repurchase Provisions

(a) Change Of Control Offer. Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1,000) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest through the date of purchase. Within 30 days following the date upon which the Change of Control occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice and, so long as the Notes are listed on the Luxembourg Stock Exchange for trading on the Euro MTF Market, and the rules of such Exchange so require, publish the Change of Control Offer in a newspaper having general circulation in Luxembourg. As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by applicable law.

(b) Asset Sale Offer. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to make Asset Sales. In the event the proceeds from a permitted Asset Sale exceed certain amounts and are not applied as specified in the Indenture, the Company shall be required to make an Asset Sale Offer to purchase to the extent of such remaining proceeds each Holder’s Notes together with holders of certain other Indebtedness at 100% of the principal of and accrued and unpaid interest (if any) to the Asset Sale Offer Payment Date, as more fully set forth in the Indenture.

7.	Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in minimum denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the mailing of a notice of Notes to be redeemed and ending on the date of such mailing or (ii) any Notes for a period beginning 15 days before an interest payment date and ending on such interest payment date.

8.	Persons Deemed Owners

The registered holder of this Note may be treated as the owner of it for all purposes.

9.	Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

10.	Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee U.S. Dollars or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver

(a) Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the

Holders of a majority in aggregate principal amount of the then Outstanding Notes. However, without the consent of each Holder affected thereby, no amendment may, among other things, reduce the percentage of the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in the provisions of the Indenture entitling each Holder to receive payment of principal of and interest on the Notes; or make any change to the provisions of this Indenture or the Notes that adversely affect the ranking of the Notes.

(b) Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may, among other things, amend or supplement the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency; to provide for the assumption by a successor Person of the obligations of the Company under the Indenture; provided, however, that the designation is in accord with the applicable provisions of the Indenture; to secure the Notes; to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; to provide for the issuance of Additional Notes; to evidence the replacement of the Trustee as provided for under the Indenture; if necessary, in connection with any release of any security permitted under the Indenture; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

12.	Defaults and Remedies

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default, which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.	Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture and the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

14.	No Recourse Against Others

No past, present or future incorporator, director, officer, employee, shareholder or controlling person, as such, of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

16.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

17.	CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

19.	Currency of Account; Conversion of Currency.

U.S. Dollars is the sole currency of account and payment for all sums payable by the Company under or in connection with the Notes or the Indenture. The Company shall indemnify the Holders as provided in respect of the conversion of currency relating to the Notes and the Indenture.

20.	Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The parties hereto have agreed that any suit, action or proceeding arising out of or based upon the Indenture or the Notes may be instituted in any New York state or U.S. federal court in The City of New York, New York. The parties hereto have irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such proceeding, and any claim they may now or hereafter have that any proceeding in any such court is brought in an inconvenient forum and any right to the jurisdiction of any other courts to which any of them may be entitled, on account of place of residence or domicile. The Company has appointed CT Corporation System with offices currently at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture or the Notes which may be instituted in any New York state or U.S. federal court in The City of New York, New York. To the extent that the Company has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to it or any of their property, the Company has irrevocably waived and agreed not to plead or claim such immunity in respect of its obligations under the Indenture or the Notes.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

Alestra, S. de. R.L. de C.V.

Ave. Lazaro Cardenas No. 2321,

9th Floor

Col. Residential San Agustin

Garza Garcia, N.L.

66260 Mexico

Attention: Sergio Bravo

Fax No.: +52-81-8625-2493

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint                                  to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7 or Section 3.10 of the Indenture, check either box:

☐	☐
Section 3.7	Section 3.10

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7 or Section 3.10 of the Indenture, state the principal amount (which must be an integral multiple of U.S.$100,000) that you want to have purchased by the Company: U.S.$

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.